As filed with the United States Securities and Exchange
Commission on March 3, 2000.
                                       Registration No. 333-_____


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-3
     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
               Freeport-McMoRan Copper & Gold Inc.
     (Exact name of registrant as specified in its charter)

      Delaware         1615 Poydras Street              74-2480931
(State or other    New Orleans, Louisiana 70112     (I.R.S. Employer
jurisdiction of         (504) 582-4000           Identification Number)
 incorporation    (Address, including zip code,
or organization)      and telephone number,
                     including area code, of
                     registrant's principal
                       executive offices)


        Stephen M. Jones                           Copy to:
     Senior Vice President,                    L. R. McMillan, II
  Chief Financial Officer and Secretary    Jones, Walker, Waechter,
    Freeport-McMoRan Copper & Gold Inc.  Poitevent, Carrere & Denegre, L.L.P.
       1615 Poydras Street                201 St. Charles Avenue, 51st Floor
New Orleans, Louisiana 70112               New Orleans, Louisiana 70112
         (504) 582-4000                           (504) 582-8188
 (Name, address, including zip
      code, and telephone
  number, including area code,
     of agent for service)




Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
                                          Proposed   Proposed
                                          maximum     maximum
   Title of each            Amount        offering   aggregate   Amount of
class of securities         to be         price per  offering    registration
 to be registered        registered(1)     unit(2)    price(2)      fee
------------------------------------------------------------------------------

Class A Common Stock(3)
Class B Common Stock(4) $500,000,000(9)(10) 100%    $500,000,000     (11)
Preferred Stock(5)
DepositaryShares(6)
Debt Securities(7)
Warrants(8)
------------------------------------------------------------------------------

(1)In United States dollars or the equivalent in one or more foreign currencies or currency units or composite currencies, including the European currency unit.

(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

(3)Subject to note (9) below, we are registering an indeterminate number of shares of class A common stock that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of (a) debt securities that are convertible into class A common stock or
   (b) preferred stock (or depositary shares representing preferred stock) that is convertible into class A common stock, and including shares issuable upon exercise of warrants to purchase class A common stock.

(4)Subject to note (9) below, we are registering an indeterminate number of shares of class B common stock that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of (a) debt securities that are convertible into class B common stock or
   (b) preferred stock (or depositary shares representing preferred stock) that is convertible into class B common stock, and including shares issuable upon exercise of warrants to purchase class B common stock.

(5)Subject to note (9) below, we are registering an indeterminate number of shares of preferred stock that we may issue from time to time at indeterminate prices, including shares issuable upon conversion of debt securities that are convertible into preferred stock, and including shares issuable upon exercise of warrants to purchase preferred stock. Shares of preferred stock may be convertible into shares of class A common stock or class B common stock.

(6)Subject to note (9) below, we are registering an indeterminate number of depositary shares that will be evidenced by depositary receipts issued pursuant to a deposit agreement. If we elect to offer fractional interests in shares of preferred stock, the depositary receipts will be distributed to those persons acquiring the fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

(7)Subject to note (9) below, we are registering an indeterminate amount of debt securities that we may issue from time to time at indeterminate prices. The debt securities may be convertible into class A common stock, class B common stock or preferred stock.

(8)Subject to note (9) below, we are registering an indeterminate number of warrants that we may issue from time to time at indeterminate prices entitling the holder to purchase shares of class A common stock, class B common stock, preferred stock or debt securities.

(9)Represents the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount; the liquidation preference of any preferred stock; the amount computed pursuant to Rule 457(c) for any class A common stock and class B common stock; the issue price of any warrants; and the exercise price of any warrants; all of which together will not exceed $500,000,000.

(10) No separate cash consideration will be received for (a) class A common stock, class B common stock or preferred stock issuable upon conversion or exchange of other securities registered, or (b) depositary shares issued with respect to preferred stock.

(11) Pursuant to Rule 429 under the Securities Act of 1933, the amount of the registration fee of $132,000 for the securities registered pursuant to this Registration Statement is offset by $132,000 previously paid to the Commission relating to securities previously registered pursuant to the registration statements listed below, which remain unissued at the close of business on the date of this Registration Statement.




   Registration             Aggregate Amount
   Statement No.             Registered but
                                Unissued          Fee Paid
   --------------------   ---------------------  ----------

   No. 33-45787 filed     2,918,400 shares of    $  20,064
   2/18/92                Class A Common Stock
                           at $22 per share

   No. 33-66098 filed             $577                   0
   7/16/93


   No. 33-63376 filed         $50,000,000           15,625
   5/26/93



   No. 33-52503 filed         $249,992,400          86,204
   3/5/94



   No. 333-02699 filed        $49,610,300           10,107
   4/19/96
                                                  --------
                                                  $132,000
                                                  ========

   Pursuant to Rule 429, this Registration Statement constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 33-45787, Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 No. 33-66098, Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 No. 33-63376 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 No. 33-52503, and hereby deregisters all remaining unissued securities registered pursuant to these registration statements. This Registration Statement also constitutes Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 No. 333-02699, and hereby deregisters an aggregate amount of $49,610,300 of the $300,000,000 of securities registered pursuant to such registration statement but unissued as of the date of this Registration Statement.

                        ________________


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.




The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


         Subject to completion, dated March 3, 2000

     Prospectus


               Freeport-McMoRan Copper & Gold Inc.




          We may use this prospectus to offer the following securities for sale:

            .  Class A common stock

            .  Class B common stock

            .  Preferred stock

            .  Depositary shares

            .  Debt securities

            .  Warrants

          We will provide the specific terms of the securities we are offering in supplements to this prospectus. A supplement may also update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of securities, the accompanying prospectus supplement will set forth their names, the principal amounts, if any, to be purchased by underwriters, any applicable fees, commissions or discounts, and the net proceeds to be received by us.

          You should carefully consider the risks described under the caption "Risk Factors" beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        _____________________


        The date of this prospectus is March 3, 2000.




     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our securities including over-allotment, stabilizing and short-covering transactions and the imposition of penalty bids.

                           THE COMPANY

     We are one of the world's largest copper and gold mining companies in terms of reserves and production. We are one of the lowest cost copper producers in the world, after taking into account customary credits for related gold and silver production.

     Our principal operating subsidiary is P.T. Freeport Indonesia Company, a limited liability company organized under the laws of the Republic of Indonesia and domesticated in Delaware. PT Freeport Indonesia explores for, develops, mines and processes ore containing copper, gold and silver. Its operations are located in the remote rugged highlands of the Sudirman Mountain Range in the province of Irian Jaya (recently proposed to be renamed "Papua"), Indonesia, which is located on
the western half of the island of New Guinea.   PT Freeport
Indonesia markets its concentrates containing copper, gold and silver worldwide. We have an 85.86 percent ownership interest in this subsidiary and the Government of Indonesia has a 9.36 percent interest.

     PT Freeport Indonesia's operations are conducted pursuant to an agreement, called a Contract of Work, with the Government of Indonesia. The Contract of Work allows PT Freeport Indonesia to conduct extensive exploration, mining and production activities in a 24,700-acre area that we call Block A. In 1988 PT Freeport Indonesia discovered our largest mine, Grasberg, in Block A.
The Grasberg complex contains the world's largest single gold reserve and the world's largest single copper reserve. The Contract of Work also allows PT Freeport Indonesia to explore for minerals in a 0.5 million-acre area that we call Block B. All of PT
Freeport Indonesia's current reserves are located in Block A.

     Another of our operating subsidiaries, PT IRJA Eastern Minerals Corporation, which we refer to as Eastern Minerals, holds an additional Contract of Work in Irian Jaya (Papua) covering approximately 1.25 million acres and is conducting exploration activities under this Contract of Work. We have a
94.9 percent ownership interest in Eastern Minerals.

     In 1996, we established joint ventures with Rio Tinto plc, an international mining company with headquarters in England.
One joint venture covers PT Freeport Indonesia's mining operations in Block A. This joint venture gives Rio Tinto, through 2021, a 40 percent interest in certain assets and in production above specified levels from operations in Block A and, after 2021, a 40 percent interest in all production in Block A. Under our joint venture arrangements, Rio
Tinto also has a 40 percent interest in future development and exploration projects under PT Freeport Indonesia's Contract of Work and Eastern Minerals' Contract of Work. In addition, Rio Tinto has the option to participate in 40 percent of any of our other future exploration projects in Irian Jaya (Papua).

     Under another joint venture agreement, we conduct exploration activities in an area covering approximately 1.0 million acres in five parcels contiguous to PT Freeport
Indonesia's Block B and one of Eastern Mineral's blocks.  Rio
Tinto has elected to participate in 40 percent of our interest and cost in the venture.

     We also smelt and refine copper concentrates in Spain, and market the refined copper products, through our wholly owned subsidiary, Atlantic Copper, S.A. In addition, PT Freeport Indonesia has a 25 percent interest in P.T. Smelting, an Indonesian company that operates a copper smelter and refinery in Gresik, Indonesia.

     The address and telephone number of our principal executive offices are:

                         1615 Poydras Street
                         New Orleans, Louisiana 70112
                         (504) 582-4000




                          RISK FACTORS

     An investment in any security involves risks. Accordingly, before purchasing any securities offered by this prospectus, you should carefully consider the following factors, as well as the other information about us and our business that is contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. This prospectus includes, and any accompanying prospectus supplement may include, "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding anticipated production volumes, sales volumes, ore grades, commodity prices, reserve estimates, capital expenditures, environmental reclamation and closure costs, political, economic and social conditions in our areas of operations, and exploration efforts and results. We caution you that these statements are not guarantees of future performance, and our actual results may differ materially from those projected, anticipated or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include the following:

Our net income can vary significantly with fluctuations in the market prices of copper and gold.

     Our revenues are derived primarily from the sale of copper concentrates, which also contain significant amounts of gold, and from the sale of copper cathodes, copper wire rod and copper wire. Most of our copper concentrates are sold under long-term contracts, but the selling price is based on world metal prices at or near the time of shipment and delivery. World metal prices for copper and gold historically have fluctuated widely and are affected by numerous factors beyond our control.

The volume and grade of the reserves we recover and our rates of production may be more or less than anticipated.

     Our reserve amounts are determined in accordance with established mining industry practices and standards, but are estimates only. Our mines may not conform to standard geological expectations. Because ore bodies do not contain uniform grades of minerals, our metal recovery rates will vary from time to time, which will result in variations in the volumes of minerals that we can sell from period to period. Some of our reserves may become unprofitable to develop if there are unfavorable market price fluctuations in copper and gold, or if there are significant increases in our operating and capital costs. In addition, our exploration programs may not result in the discovery of additional mineral deposits that we can mine profitably.

Because our primary operating assets are located in the Republic of Indonesia, our business can be adversely affected by Indonesian political, economic and social events.

     Maintaining a good working relationship with the Indonesian government is important to us because all of our mining operations are located in Indonesia and are conducted pursuant to Contracts of Work with the Indonesian government. PT Freeport Indonesia's and Eastern Minerals' Contracts of Work were entered into under Indonesia's 1967 Foreign Capital Investment Law, which provides guarantees of remittance rights and protection against nationalization. These contracts also specifically provide that the Indonesian government will not nationalize or expropriate PT Freeport Indonesia's or Eastern Minerals' mining operations and that disputes with the Indonesian government must be submitted to international arbitration.

      In May 1998, President Suharto, Indonesia's political leader for more than 30 years, resigned in the wake of an economic crisis in Indonesia and other parts of Southeast Asia and in the face of growing social unrest. Vice President B.J. Habibie succeeded Suharto. In June 1999 Indonesia held a new parliamentary election on a generally peaceful basis as the first step in the process of electing a new president. In October 1999, in accordance with the Indonesian constitution, the country's highest political body composed of the newly elected national parliament along with additional provincial and other representatives elected Abdurrahman Wahid as the new president and Megawati Sukarnoputri as vice president. A new cabinet was also announced in October 1999. The selection of a new president in an election that was widely regarded as free and fair was an important milestone in restoring political and economic stability, but Indonesia continues to face political and economic uncertainties, including separatist movements and civil and religious strife in a number of provinces.

     In particular, social, economic and political instability in the province of Irian Jaya (Papua), where our primary operations are located, could have a material adverse impact on our mining operations if it results in damage to our property or interruption of our activities. For example, we voluntarily suspended our exploration field activities for three months, from May 15 through August 15, 1999, as a precaution during the
Indonesian national election period.   In August 1998, we
suspended operations for three days at our Grasberg mine in response to a wildcat work stoppage (not authorized by the workers' union) by a group of workers, a majority of whom were employees of our contractors. The workers, who voluntarily returned to work, cited employment issues as the reasons for their work stoppage. The actions of the workers were peaceful, there was no personal injury or property damage, and our concentrate shipments were not interrupted. In March 1996, local tribespeople engaged in acts of vandalism that caused approximately $3 million of damages to our property and caused us to close the Grasberg mine and mill for three days as a precautionary measure, although our concentrate shipments were not interrupted.

     A segment of the local population is opposing Indonesian rule over Irian Jaya (Papua), and several separatist groups have sought political independence for the province. The degree of political and economic autonomy that might be provided to individual provinces, including Irian Jaya (Papua), is a current issue in Indonesian politics. In Irian Jaya (Papua), there have been sporadic attacks on civilians by separatists and sporadic but highly publicized conflicts between separatists and the Indonesian military. We have a board approved policy statement on social and human rights, and have comprehensive and extensive social, cultural and community development programs, to which we have committed significant financial and managerial resources. These policies and programs are designed to address the impact of our operations on the local villages and tribes and to provide assistance for the development of the local people. While we believe these efforts should serve to avoid damage to and disruptions of our mining operations, our operations could be damaged or disrupted by social, economic and political forces beyond our control.

     In addition to the specific risks described above, we are also subject to the usual risks associated with conducting business in a foreign country. These risks include the risk of war, revolution, civil unrest, expropriation, forced modification of existing contracts, changes in the country's laws or policies, including laws or policies relating to taxation, royalties, imports, exports and currency, and the risk of having to submit to the jurisdiction of a foreign court or having to enforce the judgment of a foreign court or arbitration against a sovereign nation within its own territory.

In addition to the usual risks encountered in the mining industry, we face additional risks because our operations are located in difficult terrain in a very remote area of the world.

     Our mining operations are located in steeply mountainous terrain in a very remote area in Indonesia. These conditions have required us to overcome special engineering difficulties and to develop extensive infrastructure facilities. In addition, the area receives considerable rainfall, which has led to periodic floods and mud slides. The mine site is also in an active seismic area, and has experienced earth tremors from time to time. In addition to these special risks, we are also subject to the usual risks associated with the mining industry, such as the risk of encountering unexpected geological conditions which may result in cave-ins and flooding of mine areas. We have insurance involving amounts and types of coverage we believe are appropriate for our activities, but our insurance may not be sufficient to cover an unexpected natural or operating disaster.

Our mining operations create difficult and costly environmental challenges, and future changes in environmental laws, or unanticipated environmental impacts from our operations, could require us to incur increased costs.

     Mining operations on the scale of our operations in Irian
Jaya (Papua) involve significant environmental challenges. A primary challenge is to dispose of the large amount of crushed and ground rock material, called tailings, that results from the process by which we physically separate the copper, gold and silver from the ore that we mine. Under our tailings management plan, the river system near our mine transports the tailings to the lowlands where deposits of the tailings and natural sediments are controlled through a levee system for future revegetation and reclamation. This plan has been approved by the Indonesian government. Another of our major environmental challenges is managing overburden, which is the rock that must be moved aside in order to reach the ore in the mining process. Some overburden in the presence of air, water and naturally occuring bacteria can cause acid rock drainage, or acidic water containing dissolved metals, which, if not properly managed, can have a negative impact on the environment. Our overburden management plan, which has been approved by the Indonesian government, is designed to minimize these impacts, although we cannot assure that it will do so.

     Our environmental management programs, which include independent external environmental audits, are designed to manage and minimize the impacts on the environment. We have expended significant financial and managerial resources to comply with Indonesian environmental regulations and permitting and approval requirements, and anticipate that we will continue to do so in the future. If there are changes in Indonesian environmental laws, or unanticipated environmental impacts from our operations, we could be required to incur significant additional costs.

We have guaranteed an obligation of an Indonesian entity, and have lent funds to the entity, and the value of the entity's assets may not be sufficient to cover the debts.

     As discussed in our SEC filings, in 1997 we guaranteed a $254 million loan from a commercial bank to P.T. Nusamba Mineral Industri (Nusamba), an Indonesian company. Nusamba borrowed the funds to purchase stock in P.T. Indocopper Investama Corporation (Indocopper Investama), a company whose only significant asset is
9.4 percent of PT Freeport Indonesia's stock, for $315 million. Nusamba owns approximately 51 percent of Indocopper Investama's stock and we own approximately 49 percent. The loan is secured by a pledge of the Indocopper Investama stock owned by Nusamba and is due in March 2002. We also agreed to lend Nusamba any amounts necessary to cover shortfalls between the interest payments on the loan and the dividends received by Nusamba on the Indocopper Investama stock. At December 31, 1999, we had loaned Nusamba $43.7 million, due March 2002, for this purpose.

     The Indocopper Investama stock is the only significant asset of Nusamba, and the estimated fair market value of the stock, based on the current market value of our common stock, is currently significantly below the $297.7 million aggregate principal amount of the loans. If Nusamba does not pay the loans when due, and we are obligated to pay the loan to the commercial bank, we will seek to recover the Indocopper Investama stock as provided by the financing documents, which are governed by Indonesian law.

Movements in foreign currency exchange rates could have a negative effect on our operating results.

     All of our revenues are denominated in United States dollars. However, some of our costs and some of our asset and liability accounts are denominated in Indonesian rupiah, Australian dollars or Spanish pesetas. Generally, our results are adversely affected when the U.S. dollar weakens against these foreign currencies and positively affected when the U.S. dollar strengthens against these foreign currencies. Since 1997, the Indonesian rupiah exchange rate has been volatile. From time to time we have in the past and may in the future implement currency hedges intended to reduce our exposure to changes in foreign currency exchange rates. Our hedging strategies may, however, not be successful, and any of our unhedged foreign exchange payment requirements will continue to be subject to market fluctuations.

Because we are primarily a holding company, our ability to pay our debts and to pay dividends on our preferred and common stock depends upon the ability of our subsidiaries to pay us dividends and to advance us funds. In addition, our ability to participate in any distribution of our subsidiaries' assets is generally subject to the prior claims of the subsidiaries' creditors.

     Because we conduct business primarily through our subsidiaries, our ability to pay our debts and to pay dividends on our preferred and common stock depends upon the earnings and cash flow of our subsidiaries and their ability to pay us dividends and to advance us funds. Contractual and legal restrictions applicable to our subsidiaries could also limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries' assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries' creditors, including trade creditors and preferred stockholders, if any.

                         USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital.

               RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges was as follows for the years and period indicated:

                   Years ended December 31,
               --------------------------------
               1995   1996   1997   1998   1999
               ----   ----   ----   ----   ----
               5.9x   4.5x   3.8x   2.5x   2.9x



     For this calculation, earnings consist of (1) income from continuing operations before income taxes, (2) minority interests and (3) fixed charges. Fixed charges include interest and that portion of rent our management believes to be representative of interest.
                         ______________

     Our ratio of earnings to fixed charges and preferred stock dividends was as follows for the years and period indicated:

                   Years ended December 31,
               --------------------------------
               1995   1996   1997   1998   1999
               ----   ----   ----   ----   ----
               3.0x   2.6x   2.8x   1.9x   2.2x

     For this calculation, we assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each period.

                   DESCRIPTION OF COMMON STOCK

General

     As of the date of this prospectus, our certificate of incorporation authorized us to issue up to 211,800,000 shares of class A common stock, par value $0.10 per share, and 211,800,000 shares of class B common stock, par value $0.10 per share. Since our board of directors initially authorized our share purchase program in 1995 following a restructuring, we have purchased 54.5 million shares of our class A common stock and class B common stock for a total of $1.1 billion, approximately $20.10 per share. As of February 29, 2000, approximately 5.5 million shares remain authorized for purchase under the share purchase program, and 62,300,723 shares of class A common stock and 97,701,174 shares of class B common stock were outstanding. Our class A and class B common stock are listed on the New York Stock Exchange.

Voting Rights

     With respect to the election of directors, holders of class A common stock, voting together with holders of voting preferred stock, are entitled to elect 20 percent of the authorized number of members of our board of directors, excluding those directors that holders of preferred stock have the exclusive right to elect. Each share of class A common stock and each share of voting preferred stock has one vote. Holders of class B common stock are entitled to elect the remaining directors. Each holder of class B common stock has one vote per share. With respect to all other matters submitted to a vote of our shareholders, except as required by law, the holders of the class A and class B common stock vote together as a single class, and record holders of each class have one vote per share.
     The special voting rights of our class A common stock and voting preferred stock may be eliminated by the vote of a majority of the class A and class B common shares present and voting at any annual or special meeting of stockholders, voting together. However, we have represented to the Internal Revenue Service that we will not change the special voting rights until after July 2000.

Dividends

     Holders of our class A and class B common stock will share ratably in any cash dividend that may from time to time be declared by our board of directors. Dividends consisting of shares of class A or class B common stock also may be declared and will be paid as follows:

     . shares of class A common stock may be paid only to holders of shares of class A common stock, and shares of class B common stock may be paid only to holders of shares of class B common stock; and

     . shares will be paid proportionately with respect to each outstanding class A or class B common share.

Other Rights

     In the case of any reorganization or consolidation or merger of our company with another company, holders of shares of class A or class B common stock will be entitled to receive stock, other securities and property of the same kind and amount as that received by the other class. However, holders of each class may receive different kinds of shares if the only difference in the shares is the inclusion of voting rights that continue the special voting rights regarding the election of directors described above.

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, the holders of preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of our class A and class B common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

     Shares of our class A and class B common stock are not redeemable and have no subscription, conversion or preemptive rights. Both classes of common stock are freely transferable.

Provisions of our Certificate of Incorporation

     Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal.
 On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. You should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

     Classified Board of Directors. Our certificate of incorporation divides the members of our board of directors, other than those that may be elected solely by the holders of our preferred stock, into three classes serving three-year staggered terms. The classification of directors has the effect of making it more difficult for our stockholders to change the composition of our board. At least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a majority of our stockholders believes that this change would be desirable.

     Supermajority Voting/Fair Price Requirements. Our certificate of incorporation provides that the approval of the holders of two-thirds of our outstanding common stock is required for:

       . any merger or consolidation of our company or any of our subsidiaries with or into any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 20 percent or more of our common stock or any class of our common stock (an "interested party");

       . any merger or consolidation of an interested party with or into our company or any of our subsidiaries;

       . any sale, lease, mortgage, pledge or other disposition of more than 10 percent of the fair market value of the assets of our company or any of our subsidiaries in one or more transactions involving an interested party;

       . the adoption of any plan or proposal for liquidation or dissolution of our company proposed by or on behalf of any interested party;

       . the issuance or transfer by our company or any of our subsidiaries of securities having a fair market value of $10 million or more to any interested party; or

       . any recapitalization, reclassification, merger or consolidation of our company or any of our subsidiaries that would increase an interested party's voting power in our company or any of our subsidiaries.

     However, the two-thirds voting requirement is not applicable if:

       . our board approves the transaction, or approves the acquisition of the common stock that caused the interested person to become an interested person, and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party;

       . the transaction is solely between us and any of our wholly owned subsidiaries or between any of our wholly owned subsidiaries; or

       . the transaction is a merger or consolidation and the consideration to be received by our common stockholders is at least as high as the highest price per share paid by the interested party for our common stock on the date the common stock was last acquired by the interested party or during a period of two years prior.


     Supermajority Voting/Amendments to Certificate of
Incorporation.   The affirmative vote of at least two-thirds of
our company's outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the fair price requirements described above or our classified board of directors with staggered three-year terms.

     Removal of Directors; Filling Vacancies on Board of Directors. Directors may be removed, with cause, by the vote of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled by the vote of the class or classes of shares that had previously elected the director creating the vacancy, or by the remaining directors or director elected by that class. The board may increase the number of directors and fill the newly created directorships, but following the enlargement, 80 percent of the members of the enlarged board must consist of directors elected by the holders of our class B common stock.

                 DESCRIPTION OF PREFERRED STOCK

     We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in our certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our certificate of incorporation and the applicable certificate of designations. You should also read the prospectus supplement, which will contain additional information and may update or change some of the information below.

General

     Our certificate of incorporation authorize us to issue, without stockholder approval, up to 50,000,000 shares of preferred stock, par value $0.10 per share. Our board of directors may from time to time authorize us to issue one or more series of preferred stock and may fix various terms for each series, including the following:

     . voting powers (if any);

     . designations;

     . preferences;

     . relative participating and optional or other rights;

     . qualifications; and

     . limitations and restrictions.

Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our class A and class B common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     The particular terms of any series of preferred stock offered by this prospectus will be contained in an amendment to our certificate of incorporation and described in a prospectus supplement. The applicable prospectus supplement will describe the following terms of any series of the preferred stock (to the extent the terms are applicable):

     . the specific designation, number of shares, rank and purchase price;

     . any liquidation preference per share;

     . any redemption, payment or sinking fund provisions;

     . any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined);

     . any voting rights;

     . the commodity, currency, or units based on or relating to commodities, currencies or composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     . the methods by which amounts payable in respect of the preferred stock may be calculated and any commodities, currencies, indices or other measures relevant to the calculation;
     . whether the preferred stock is convertible or exchangeable and, if so,

       (1) the securities into which the preferred stock is convertible or exchangeable,

       (2) the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or rates,

       (3)     the conversion or exchange period, and

       (4)     any other related provision;

     . the place or places where dividends and other payments on the preferred stock will be payable; and

     . any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, privileges, limitations and restrictions.

     The applicable prospectus supplement will also contain a description of United States federal income tax consequences relating to the purchase and ownership of that series of preferred stock.

     Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights and all shares of preferred stock will be of equal rank, regardless of series. All shares of preferred stock offered by this prospectus, when issued, will be fully paid and non-assessable. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock will actually trade on or after the date of
issuance.   Unless the applicable prospectus supplement states
otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

     As described under "Description of Depositary Shares" below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts. Each depositary receipt will represent an interest in a share of a particular series of preferred stock that we will issue and deposit with a depositary. The interest represented by the depositary receipt will be described in the applicable prospectus supplement.

Dividends

     Holders of preferred stock will receive cash dividends only if declared by our board of directors out of funds legally available to us to pay the dividends. If declared, the dividends will be paid on the dates and at the rates described in the applicable prospectus supplement. The rate may be fixed or variable or both. Each dividend declared will be payable to holders of record as they appear on our stock books on the record date set by our board of directors.

     Dividends on any series of our preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. If our board of directors does not declare a dividend for any period with respect to a series of noncumulative preferred stock, holders of shares of that series of preferred stock will have no right to receive a dividend for that period.

     With respect to cumulative preferred stock, we may not take the following actions unless we have paid or declared and set apart for payment dividends for all past dividend periods on all outstanding shares of the cumulative preferred stock and any other capital stock of equal rank:

       . declare, pay or set apart any amounts for dividends or distributions with respect to the class A or class B common stock or any other stock ranking junior to the preferred stock ("junior stock"), unless the dividend is payable solely in junior stock;

       . purchase, redeem or otherwise acquire for value any shares of junior stock, except

          (1)  as a result of a reclassification of junior stock,
          (2) as a result of the exchange or conversion of our junior stock for or into another junior stock, or

          (3) through the use of proceeds of a sale of other junior stock at approximately the same time; or

       . make any payment to or for a sinking fund for the purchase, redemption or other acquisition for value of any shares of junior stock.

These prohibitions may be subject to exceptions described in the applicable prospectus supplement. If the funds available for the payment of dividends are insufficient to pay in full the dividends payable on all outstanding shares of the cumulative preferred stock and capital stock of equal rank, the total available funds to be paid will be divided among the cumulative preferred stock and the capital stock of equal rank in proportion to the aggregate amount of dividends accrued and unpaid on the cumulative preferred stock and the capital stock of equal rank. Accrued dividends will not bear interest.

Convertibility and Exchangeability

     You should read the applicable prospectus supplement for an understanding of the terms on which shares of any series of preferred stock may be exchanged for or converted into other securities.

Redemption

     The terms, if any, on which shares of preferred stock of any series may be redeemed will be set forth in the applicable
prospectus supplement.   If fewer than all of the outstanding
shares of the series are to be redeemed, our board of directors will determine the number of shares of the series to be redeemed and the method of effecting the redemption.

Liquidation

     In the event of voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of any series of the preferred stock and any other series of capital stock of equal rank will be entitled to receive a preferred liquidation payment equal to an amount described in the applicable prospectus supplement, plus accrued and unpaid dividends. The preferred liquidation payment will be made out of any of our assets remaining after we have paid or provided for the payment of our debt and other liabilities, and before any distribution is made or set apart for holders of junior stock.
If the liquidation payment is not paid in full, the holders of preferred stock and capital stock of equal rank will have the right to share ratably in any distribution of our remaining assets in proportion to the preferential amount to which the holder is entitled. After we pay the liquidation payment in full, the holders of the series of preferred stock will not be entitled to participate in any further distribution of our remaining assets. A consolidation or merger of our company with one or more companies or the sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of our company.

Voting

     Holders of our preferred stock will not be entitled to vote, except as provided below or in the applicable prospectus supplement, and except as required by law. Unless otherwise indicated in the prospectus supplement, if dividends in an amount equal to six quarterly dividend payments have accrued and have not been paid on the preferred stock, the holders of the preferred stock will have the right to a separate class vote, together with the holders of shares of other series of stock of equal rank upon which like voting rights have been conferred and are exercisable, to elect two members to our board of directors at the next annual meeting of stockholders. These rights will continue until dividends on the preferred stock have been paid in full or have been declared and set apart in trust for payment.
If the holders of any series of preferred stock become entitled to these voting rights, our board of directors will be increased by two members.

     Additionally, unless we indicate otherwise in our prospectus supplement, we cannot take the following actions without the affirmative vote or consent of the holders of two-thirds of the shares of preferred stock of the series outstanding voting as a separate class:

     . issue any stock ranking prior to the preferred stock of the series with respect to dividends or liquidation preference, or

     . amend our certificate of incorporation to materially and adversely affect any right, preference, privilege or voting power.

The holders of a series of preferred stock will not have the right to vote on any amendment to our certificate of incorporation to authorize other series of our stock ranking equal or junior to the preferred stock as to dividends or liquidation preference.

     If we decide to issue depositary shares, each representing a fraction of a share of a series of the preferred stock, each depositary share will in effect be entitled to that fraction of a vote.

Outstanding Preferred Stock

     We have summarized below the general terms of each series of our preferred stock that was outstanding on the date of this prospectus. Each series ranks equally with each other series, and ranks senior to our class A and class B common stock, as to payment of dividends and liquidating distributions. All outstanding series of our preferred stock has the right to vote with the holders of our class A common stock, voting together as a single class, to elect that number of directors equal to 20 percent of the authorized number of members of our board of directors (or the nearest lower whole number). In addition, all outstanding series of our preferred stock have the voting rights described above under the heading "Voting."

     Step-Up Convertible Preferred Stock. As of the date of this prospectus, 699,980 shares of step-up convertible preferred stock, par value $0.10 per share, were outstanding. The step-up convertible preferred stock is represented by depositary shares. Each depositary share represents 0.05 shares of the stock. The depositary shares trade on the New York Stock Exchange. 13,999,600 depositary shares were outstanding as of the date of this prospectus.

     The step-up convertible preferred stock has the following terms:

       . a liquidation preference equal to $25.00 per depositary share;

       . convertible into our class A common stock at the option of the holder at any time at a rate of 0.835 shares of class A common stock per depositary share;

       . cumulative dividends, payable quarterly, equal to $1.75 per year per depositary share;

       . redeemable at our option at a redemption price equal to $25.00 per depositary share, plus accrued and unpaid dividends. We may choose to pay the redemption price in cash. We also may choose to pay all or a portion of the redemption price in class A common stock if the class A common stock is then listed on a national or regional securities exchange or reported by Nasdaq.
          Any accrued and unpaid dividends must be paid in cash.

     Gold-Denominated Preferred Stock. As of the date of this prospectus, 300,000 shares of gold-denominated preferred stock and 215,279 shares of gold-denominated preferred stock, series II, were outstanding. Both series are represented by depositary shares. Each depositary share represents 0.05 shares of the stock. The depositary shares are traded on the New York Stock Exchange. 6,000,000 depositary shares representing the gold-denominated preferred stock and 4,305,580 depositary shares representing the gold-denominated preferred stock, series II were outstanding as of the date of this prospectus.

     The gold-denominated preferred stock and the gold-denominated preferred stock, series II have the following terms:

       .  a liquidation preference equal to the dollar value of
          0.10 ounces of gold per depositary share plus accrued and unpaid dividends;

       . on the gold-denominated preferred stock: cumulative dividends payable quarterly in an amount equal to the dollar value of 0.000875 ounces of gold per depositary share;

       .  on the gold-denominated preferred stock, series II:
          cumulative dividends payable quarterly in an amount equal to the dollar value of 0.0008125 ounces of gold per depositary share;

       . except as stated below, mandatory redemption by us on August 1, 2003 for the gold-denominated preferred stock and on February 1, 2006 for the gold-denominated preferred stock, series II at an amount equal to the dollar value of 0.10 ounces of gold per depositary share plus accrued and unpaid dividends;

       . except as stated below, optional redemption by us of all, but not part, of each series, only if the number of outstanding shares of the series at any dividend payment date is less than 15 percent of the total amount of shares originally issued in that series, at a redemption price equal to its liquidation preference, plus accrued and unpaid dividends;

          . we may not mandatorily or optionally redeem either series unless cumulative dividends for all past dividend periods have been paid or declared and set aside for payment on the series and all other shares ranking equally as to dividends.

     The dollar value of an ounce of gold is equal to the average of the London P.M. gold fixing price for an ounce of gold on the number of days prior to the date of determination specified in the certificate of designation.

     Silver-Denominated Preferred Stock. As of the date of this prospectus, 104,125 shares of silver-denominated preferred stock were outstanding. The silver-denominated preferred stock is represented by depositary shares. Each depositary share originally represented 0.025 shares of the stock and as of the date of this prospectus represented 0.021875 shares of the stock. The depositary shares are traded on the New York Stock Exchange. 4,760,000 depositary shares were outstanding as of the date of this prospectus.

     The silver-denominated preferred stock has the following terms:

       . a liquidation preference originally equal to the dollar value of 4.0 ounces of silver per depositary share, plus accrued and unpaid dividends, which is reduced to account for the effects of the mandatory redemptions described below;

       . cumulative dividends payable quarterly originally in an amount equal to the dollar value of 0.04125 ounces of silver per depositary share, which is reduced to account for the effects of the mandatory redemptions described below;

       . beginning on August 1, 1999, except as stated below, mandatory redemption by us annually of a number of shares equal to one-eighth of the 119,000 shares originally issued, at an amount equal to the dollar value of 4.0 ounces of silver per depositary share, plus accrued and unpaid dividends;

       . except as stated below, optional redemption by us of all but not part of the series, only if the total number of shares of the series outstanding at any time is less than 15 percent of the total number of shares of silver-denominated preferred stock originally issued, at a redemption price equal to the liquidation preference, plus accrued and unpaid dividends;

          . we may not mandatorily or optionally redeem the silver-denominated preferred stock unless cumulative dividends for all past dividend periods have been paid or declared and set aside for payment on all shares of silver-denominated preferred stock and all outstanding shares of capital stock of equal rank as to dividends.

     The dollar value of an ounce of silver is equal to the average of the London silver fixing price for an ounce of silver on the number of days prior to the date of determination specified in the certificate of designation.

     On each annual redemption date, the depositary will distribute pro rata to holders of depositary receipts representing the depositary shares the aggregate amount paid to the depositary by us for the redemption of the underlying silver-denominated preferred stock. However, the depositary will not redeem the depositary receipts. After each annual redemption date, the number of shares of the preferred stock represented by the depositary shares, the liquidation preference and the quarterly dividend payable on each depositary share will be reduced to account for the one-eighth reduction in the number of shares of the silver-denominated preferred stock outstanding.

                DESCRIPTION OF DEPOSITARY SHARES

     We summarize below some of the provisions that will apply to the depositary shares unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary receipts and the deposit agreement relating to the applicable series of preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the depositary receipts and the depositary agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

     We may, at our option, elect to have shares of preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of preferred stock evidenced by the surrendered depositary shares.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date.

     In the event of a distribution other than in cash, the depositary will distribute the property received by it to the record holders of depositary shares entitled to the property. Alternatively, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the record holders of depositary shares.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

Conversion and Exchange

     If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

Redemption

     If the preferred stock underlying depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

Voting

     Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

Amendment

     The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove
the depositary.   Any resignation or removal will take effect
upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Termination of Deposit Agreement

     The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if 60 days has expired after the depositary has delivered to us written notice of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

Miscellaneous

     We, or at our option the depositary, will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

     Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished.
 We and the depositary may rely upon written advice of counsel or accountants. We and the depositary may also rely upon information provided to us by persons presenting preferred stock for deposit, holders of depositary shares or other persons we or the depositary believe to be competent. We and the depositary may also rely upon documents we believe to be genuine.

                 DESCRIPTION OF DEBT SECURITIES

General

     We may issue debt securities from time to time in one or more series. Debt securities will be our unsecured obligations and will be designated as:

       .  senior securities;

       .  senior subordinated securities; or

       .  subordinated securities.

     Senior securities, senior subordinated securities and subordinated securities will each be issued under separate indentures we enter into with a trustee.

     We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable indenture and note. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and the note. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     A principal difference between the indentures are provisions relating to subordination. The "subordination" of a series of debt securities is the degree to which holders of the debt securities are subordinated in right of payment to our other obligations. The senior securities will rank equally with all of our other senior unsecured debt. Senior subordinated securities and subordinated securities will be subordinated in right of payment to the prior payment in full of the senior securities and our other senior indebtedness. Subordinated securities will also be subordinated in right of payment to the prior payment in full of any outstanding senior subordinated securities. The subordination provisions of the senior subordinated securities and subordinated securities are discussed in greater detail below under "- Subordination of Senior Subordinated Securities and Subordinated Securities."

     Unless we state otherwise in the related prospectus supplement, the indentures will not contain provisions that (1) limit the total amount of debt that we or any of our subsidiaries may issue or incur, (2) limit our ability or the ability of any of our subsidiaries to incur secured indebtedness, or (3) limit our ability or the ability of any of our subsidiaries to pay dividends or make other distributions or payments. Also, unless we state otherwise in the related prospectus supplement, the indentures will not contain provisions that would afford you, as a holder of the debt securities, protection if we were to undergo a change in control or enter into a highly leveraged transaction, recapitalization or similar transaction, any of which could adversely affect your rights as a holder of the debt securities.

     We may issue debt securities under each indenture from time to time in separate series up to the aggregate amount specified in the indenture.

     We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement.
These terms will include some or all of the following:

       . the title of the debt securities and whether the debt securities are senior securities, senior subordinated securities or subordinated securities;

       . any limit on the aggregate principal amount of the debt securities;

       . whether the debt securities will be issued as registered debt securities, bearer debt securities or both, any limitation on issuance of bearer debt securities and provisions regarding the transfer or exchange of bearer debt securities;

       . whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

       . the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

       . the date or dates on which the debt securities will mature;

       . the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

       . the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

       . the place or places where the principal of, interest, premium and additional amounts (if any) on the debt securities will be payable;

       . whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

       . the denominations in which the debt securities will be issuable;

       . any index or formula used to determine the amount of payments of principal of and any premium, additional amounts (if any) and interest on the debt securities;

       . the currency or currencies or currency units or composite currencies in which the principal of and any premium, additional amounts (if any) and interest on the debt securities will be made (if other than U.S.
          dollars);

       . if the principal of or any premium, additional amounts (if any) or interest on the debt securities may be paid in a different currency or currencies or currency units or composite currencies at our option or the option of the holder, the currency or currencies or currency units or composite currencies in which these payments may be made and the terms and conditions applicable to the payments;

       . if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities;

       . if the debt securities are convertible into other securities, the conversion price, the period during which the debt securities may be converted and other terms of conversion;

       . any sinking fund provisions applicable to the debt securities;

       . the extent to which the provisions described under "- Certain of Our Covenants" below will apply to the debt securities, and whether the indenture includes any additional restrictive covenants for the benefit of the holders of the debt securities;

       . the extent to which the provisions described under "- Events of Default with Respect to the Debt Securities" below will apply to the debt securities, and the extent to which the provisions have been supplemented or modified;

       .  the extent to which the provisions described under "-
          Defeasance" below will apply to the debt securities;
          and

       . any other terms of the debt securities not inconsistent with the provisions of the respective indentures.

     Debt securities may bear interest at a fixed rate or a floating rate, or may not bear interest. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount (which may be significant) below their stated principal amount. We will describe in the related prospectus supplement special United States federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or currency units or composite currencies or if payments may be made in a foreign currency or currencies or currency units or composite currencies, we will set forth the general tax considerations with respect to these debt securities in the related prospectus supplement.

Subordination of Senior Subordinated Securities and Subordinated
Securities

     The indebtedness evidenced by the senior subordinated securities and the subordinated securities will be subordinated and junior in right of payment to the extent described in the related indenture to the prior payment in full of amounts then due on all of our senior indebtedness (as defined below), including the senior securities. The subordinated securities will also be subordinated and junior in right of payment to the prior payment in full of all amounts then due on any outstanding senior subordinated securities. Thus, if you hold senior subordinated securities or subordinated securities:

       . you will not be entitled to receive any payments of principal (or premium or additional amounts, if any) or interest on your debt securities until all amounts due have been paid on our senior indebtedness

               . in the event of any voluntary or involuntary insolvency or bankruptcy proceedings, or any receivership, dissolution, winding-up, total or partial liquidation, reorganization or other similar proceeding; or

               . if there is any default with respect to the principal (or premium or additional amounts, if any) or interest of any of our senior indebtedness or any acceleration of any of our senior indebtedness; and

       . you will not be entitled to receive assets or money in respect of payments of principal (or premium or additional amounts, if any) or interest due on your debt securities in connection with a voluntary or involuntary receivership, dissolution, winding-up, liquidation, reorganization, bankruptcy, insolvency or similar proceeding until our senior indebtedness has been paid in full.

     With respect to any series of senior subordinated securities or subordinated securities, "senior indebtedness" means the principal of (and premium or additional amounts, if any) and interest on all of our indebtedness (as defined below), whether outstanding on the date of the related indenture or created, incurred or assumed after the date of the related indenture, other than

       . the indebtedness represented by the senior subordinated securities or subordinated securities and

       . any particular indebtedness that expressly states in its governing terms (or in our assumption or guarantee) that it is not senior in right of payment to the senior subordinated securities or the subordinated securities, as the case may be, or that the indebtedness ranks equal to or junior to the senior subordinated securities or the subordinated securities.

     Our "indebtedness" includes all of our obligations

       .  for borrowed money;

       . that are evidenced by a bond, debenture, note or similar instrument;

       . with respect to letters of credit or similar instruments;

       . to pay the deferred purchase price of any property or services (other than trade payables);

       . as lessee under leases we are required to capitalize on our balance sheet under generally accepted accounting principles;

       . any indebtedness of others secured by a lien on our assets, whether or not we have assumed the indebtedness; and

       .  any indebtedness of others that we have guaranteed.

     Each series of senior subordinated securities will be "senior indebtedness" with respect to each series of subordinated securities. As of December 31, 1999, our senior indebtedness was approximately $1,263,000,000. If this prospectus is being delivered in connection with a series of senior subordinated securities or subordinated securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter.

Convertible Debt Securities

     We may issue debt securities from time to time that are convertible into our class A common stock, class B common stock, preferred stock or other securities. If you hold convertible debt securities, you will be permitted at certain times specified in the related prospectus supplement to convert your debt securities into the other securities for a specified price. We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the related prospectus supplement.

Debt Securities with Payment Terms Tied to Commodities,
Currencies or Indices

     We may issue debt securities with payment terms that are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units, composite currencies or indices. If you hold these debt securities, you may receive payments of principal or any premium, additional amounts (if any) or interest on any payment date that are greater than or less than the amounts that would otherwise be payable to you, depending upon the fluctuations in the value, rate or price of the applicable commodity, currency, currency unit, composite currency or index. We will include in the applicable prospectus supplement information as to the methods for determining the amount of principal, premium, additional amounts (if any) or interest payable on any date, the referenced commodities, currencies, currency units or composite currencies or indices and additional tax considerations.

Form, Exchange, Registration and Transfer of Debt Securities

     Debt securities are issuable in definitive form as registered debt securities, as bearer debt securities or both. Unless we state otherwise in the related prospectus supplement, bearer debt securities will have interest coupons attached. Debt securities are also issuable in temporary or permanent global form.

     Registered debt securities of any series will be exchangeable for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

     If you hold bearer debt securities of any series, at your option and subject to the terms of the indenture, you may exchange them (with all unmatured coupons, except as provided below, and all matured coupons in default) for registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities that you surrender in exchange for registered debt securities between a record date and the relevant date for payment of interest must be surrendered without the coupon relating to that date for payment of interest. Interest accrued as of that date will not be payable in respect of the registered debt security issued in exchange for the bearer debt security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture.

     You may only present bearer debt securities for exchange at one of our offices or agencies maintained for that purpose located outside the United States and referred to in the applicable prospectus supplement. You may present registered debt securities for registration of transfer at any office or agency maintained for that purpose. If the debt securities are registered debt securities, you must execute the form of transfer on the debt security. We will list the offices or agencies maintained for exchange and registration of transfer in the related prospectus supplement. You will not be required to pay any service charge in connection with an exchange or transfer, but you may be required to pay taxes and other governmental charges. We or our agent will not effect an exchange or transfer unless we are satisfied, or our agent is satisfied, with the documents of title and identity of the person making the request.

     In the event of any partial redemption of debt securities, we will not be required to

       . issue, register the transfer of or exchange debt securities of any series during the period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on

          (1) if debt securities of the series are issued only as registered debt securities, the day the relevant notice of redemption is mailed and

          (2) if debt securities of the series are issued as bearer debt securities, the day of the first publication of the relevant notice of redemption, except that, if debt securities of the series are also issued as registered debt securities and there is no publication, the day the relevant notice of redemption is mailed;

       . register the transfer of or exchange any registered debt security, or portion of any registered debt security, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

       . exchange any bearer debt security called for redemption, except to exchange that bearer debt security for a registered debt security of that series and like tenor which is simultaneously surrendered for redemption.

Payment and Paying Agents

     Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and any premium), additional amounts (if any) and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, in the designated currency, at the offices of the paying agents outside the United States as we may designate from time to time by check or by transfer to an account you maintain with a bank located outside the United States. Unless we state otherwise in the applicable prospectus supplement, to receive an interest payment with respect to a bearer debt security on a particular interest payment date you will be required to surrender the related coupon to the paying agent. No payment with respect to any bearer debt security will be made at any of our offices or agencies in the United States or by check mailed to any address in the United States, by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of bearer debt securities upon presentation to us or our paying agents within the United States. Notwithstanding the foregoing, payments of principal of (and any premium) and interest on bearer debt securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and any premium), additional amounts (if any) and interest on registered debt securities will be made in the designated currency at the office of our paying agent or paying agents as we may designate from time to time. However, we may make payment, at our option, by check mailed to the address of the person entitled to these payments as the person's address appears on the records of the security registrar. Unless we state otherwise in the applicable prospectus supplement, payment of any installment of interest on registered debt securities will be made to the person in whose name the registered debt security is registered at the close of business on the record date for the interest.

     Unless we state otherwise in the applicable prospectus supplement, the corporate trust office of the trustee will be designated as a paying agent for the trustee for payments with respect to debt securities that are issuable solely as registered debt securities. We will maintain a paying agent outside the United States for payments with respect to debt securities that are issued solely as bearer debt securities, or as both registered debt securities and bearer debt securities. Any paying agents outside the United States and any other paying agents in the United States we initially designate for the debt securities will be named in the related prospectus supplement.
We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issued solely as registered debt securities, we will be required to maintain a paying agent in each place of payment for the series. If debt securities of a series are issued as bearer debt securities, we will be required to maintain

       . a paying agent in the United States for payments with respect to any registered debt securities of the series
          (and for payments with respect to bearer debt securities of the series in the circumstances where payment outside the United States is illegal or effectively precluded, but not otherwise); and

       . a paying agent in a place of payment located outside the United States where debt securities of the series and any related coupons may be presented and surrendered for payment.

     All amounts we pay to a paying agent for the payment of principal of and any premium, additional amounts (if any) or interest on any debt security which you hold or with respect to which you hold any coupon that remain unclaimed at the end of two years after the principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and you will thereafter have to look only to us for payment.

Temporary Global Securities

     If we so state in the applicable prospectus supplement, all or any portion of the debt securities of a series that are issuable as bearer debt securities will initially be represented by one or more temporary global debt securities, without interest coupons, which will be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL Bank S.A. ("CEDEL") for credit to the designated accounts.

     On and after the date determined as provided in the temporary global debt security, the temporary global debt security will be exchangeable for definitive bearer debt securities, definitive registered debt securities or all or a portion of a permanent global security, or any combination, as specified in the applicable prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange.

     Unless we state otherwise in the applicable prospectus supplement, interest in respect of any portion of a temporary global debt security payable in respect of a payment date occurring prior to the issuance of definitive debt securities or a permanent global subordinated security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global debt security held for its account.

Permanent Global Securities

     If any debt securities of a series are issuable in permanent global form, we will describe in the applicable prospectus supplement the circumstances, if any, under which beneficial owners of interests in the permanent global debt securities may exchange the interests for debt securities of the series and of like tenor and principal amount in any authorized form and denomination. No bearer debt security delivered in exchange for a portion of a permanent global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange. Notwithstanding the foregoing, unless we state otherwise in an applicable prospectus supplement, if you hold an interest in a permanent global bearer debt security, you may exchange your interest in whole (but not in part) at our expense for definitive bearer debt securities.

Book-Entry Debt Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless we state otherwise in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary to a nominee of that depositary or to a successor depositary.

     We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will generally apply.

     Unless we state otherwise in the applicable prospectus supplement, debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of that depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants").
The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee. If you hold a beneficial interest in a global security through a participant, your ownership interest will be shown on, and the transfer of your ownership interest will be effected only through, records maintained by that participant.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. If you own a beneficial interest in a global security, these laws may impair your ability to transfer your beneficial interest.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the related indenture. Unless we state otherwise in the applicable prospectus supplement, if you own a beneficial interest in a global security

       . you will not be entitled to have debt securities of the series represented by the global security registered in your name;

       . you will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form; and

       . you will not be considered the holder of the debt securities for any purposes under the applicable indenture.

Accordingly, if you own a beneficial interest in a global security, you will have to rely on the procedures of the depositary and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any of your rights as a holder. We understand that under existing industry practices, if we request any action of holders or if you desire to give any notice or take any action you are entitled to give or take under an indenture, the depositary would authorize the participant through which you hold your interest to give the notice or take the action, and the participant would in turn authorize you to give the notice or take the action or would otherwise act upon your instructions. However, we have no control over the practices of the depositary or the participants, and there can be no assurance that these practices will not be changed.

     Principal of and any premium, additional amounts and interest on a global security will be payable in the manner we describe in the applicable prospectus supplement.

Limitations on the Issuance of Bearer Debt Securities

     In compliance with United States Federal tax laws and regulations, we will not offer or sell bearer debt securities (including securities in permanent global form that are either bearer debt securities or exchangeable for bearer debt securities) during the "restricted period" specified by the United States Treasury Regulations within the United States or to United States persons (as defined below). The "restricted period" is, generally, the first 40 days after the closing date, and with respect to unsold allotments, until sold. We may, however, offer or sell bearer debt securities to an office located outside the United States of a United States financial institution purchasing for its own account, for resale or for the accounts of customers. We will require the financial institution to provide a certificate stating that it will comply with laws and regulations relating to the bearer debt securities.
Moreover, the bearer debt securities will not be delivered within the United States during the restricted period in connection with any sale.

     We will require any underwriters and dealers participating in an offering of bearer debt securities to agree not to offer or sell bearer debt securities within the United States or to United States persons (other than the persons described above) during the restricted period, or to deliver bearer debt securities within the United States during the restricted period in connection with any sale. We will also require these underwriters and dealers to certify that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the bearer debt securities are aware of these restrictions.

     We will not deliver a bearer debt security (other than a temporary global bearer debt security) in connection with its original issuance or pay interest on any bearer debt security until we have received the written certification provided for in the indenture. Each bearer debt security, other than a temporary global bearer debt security, will bear a legend similar to the following: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used above, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

Certain of Our Covenants

      Unless we state otherwise in the applicable prospectus supplement, we will agree under the indentures not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a "person'), or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

       . the person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition is to be made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state or the District of Columbia, and the person assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under the indenture;

       . immediately after giving effect to the transaction and treating any debt that becomes an obligation of ours or of any of our subsidiaries as a result as having been incurred by us or our subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing; and

       . we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that the merger, consolidation, sale or conveyance and the supplemental indenture, if any, comply with the indenture.

Events of Default with Respect to the Debt Securities

     Unless we state otherwise in the applicable prospectus supplement, an "event of default" is defined under each indenture with respect to debt securities of any series issued under such indenture as being:

       . our default for 30 days in payment of any interest or additional amounts, if any, on the debt securities of the series or any related coupon;

       . our default in payment of any principal on the debt securities of the series upon maturity or otherwise;
          provided that, if the default is a result of the voluntary redemption by the holders of the debt securities, the amount of the default must be in excess of $50 million (or the equivalent in any other currency);

       . our default, for 60 days after delivery of written notice, in the observance or performance of any other agreement in the debt securities of the series or the indenture, other than an agreement included in the indenture that is not applicable to the debt securities of that series;

       . bankruptcy, insolvency or reorganization events relating to us; or

       . our failure to pay at maturity, or other default by us which results in acceleration of, debt in an amount in excess of $50 million (or the equivalent in any other currency), without the debt having been discharged or the acceleration having been cured, waived, rescinded
          or annulled for 30 days after written notice.   "Debt"
          for this purpose means our obligation, or obligations we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, other than non-recourse obligations or the debt securities of the series.

     The consequences of an event of default, and the remedies available under the indenture, will vary depending upon the type of event of default that has occurred.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default has occurred and is continuing and is due to

       . our failure to pay principal, premium or additional amounts, if any, or interest on, any series of debt securities under the indenture

       . our default in the performance of any other agreement applicable to outstanding debt securities of one or more series issued under the indenture,

       . our failure to pay at maturity, or other default which results in the acceleration of, any debt in an amount in excess of the dollar amount listed in the indenture,

then either the trustee or the holders of not less than 25 percent in principal amount of the outstanding debt securities of each affected series (each series treated as a separate class) may declare the principal (or the portion of the principal that is specified in the terms of the debt securities) of all the affected debt securities of the series and interest accrued to be due and payable immediately.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

     Under conditions specified in the indenture, the holders of a majority of the principal amount of the debt securities of each affected series (each series treated as a separate class) may annul or waive the declarations and past defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on, or in respect of the conversion of, debt securities.

     Each indenture provides that the trustee, subject to the duty of the trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in each indenture for the indemnification of the trustee and other limitations in the indenture, the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture (each series treated as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the series.

     If you hold debt securities of any series, you will not be permitted under the terms of the indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium and additional amounts, (if any) or interest or to enforce conversion rights (if any)) unless

       . you have given the trustee written notice of the default and its continuance;

       . holders of not less than 25 percent in principal amount of the debt securities of each affected series issued under the indenture (each series treated as a separate class) have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

       . the trustee has not instituted the action within 60 days of the request; and

       . the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture (each series treated as a separate class).

     Each indenture contains a covenant requiring us to file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Defeasance Provisions Applicable to the Debt Securities

     The following provisions relating to defeasance may be modified in connection with the issuance of any series of debt securities. We will describe any modification in the related prospectus supplement.

     "Legal" defeasance. Each indenture provides that we may defease and be discharged from any and all of our non-administrative obligations with respect to the debt securities of any series which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled
for redemption within one year).   We may effect the defeasance
by irrevocably depositing with the trustee money or, in the case of debt securities payable only in U.S. dollars, U.S. government securities, which through the payment of principal and interest in accordance with their terms will provide money in an amount we certify to be sufficient to pay at maturity (or upon redemption) the principal of (and premium and additional amounts, if any) and interest on the debt securities.

     In addition, we may elect to defease and be discharged from any and all of our non-administrative obligations with respect to the debt securities of a series upon our:

       . irrevocable deposit with the trustee (or other qualifying trustee), in trust, money or U.S. government securities in the amounts described in the immediately preceding paragraph; and

       . delivery to the trustee of an opinion of counsel to the effect that due to an Internal Revenue Service ruling or change in federal income tax law, holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes, other than with respect to interest earned on the amounts defeased, as a result of the defeasance and will be subject to federal income tax as if the defeasance had not occurred.

     "Covenant" defeasance. We may elect to be released from the restrictions described under "- Certain of our Covenants" above or, to the extent specified in connection with the issuance of a series of debt securities, other covenants applicable to the series of debt securities upon our:

       . irrevocable deposit with the trustee (or other qualifying trustee), in trust, money or U.S. government securities in the amounts described in the paragraph titled "Legal defeasance"; and

       . delivery to the trustee of an opinion of counsel to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes, other than with respect to interest earned on the amounts defeased, as a result of the defeasance and will be subject to federal income tax as if the defeasance had not occurred.

     If we exercise the "covenant" defeasance option described above and the debt securities of a series are declared due and payable because of the occurrence of an event of default other than an event of default related to the covenants from which we have been released, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the related series at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities of the series if the debt securities are accelerated as a result of the event of default.

Modification of the Indenture

     Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to
       .  secure the debt securities;

       . evidence the assumption of our obligations by a successor entity;

       . add covenants or events of default for the protection of the holders of any debt securities;

       . establish the form or terms of debt securities of any series;

       . provide for uncertificated securities in addition to certificated securities (so long as the uncertificated securities are in registered form for tax purposes)

       . evidence the acceptance of appointment by a successor trustee;

       . cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable, if such action will not adversely affect the interests of the holders of debt securities; or

       . make any change to comply with any requirement of the Securities and Exchange Commission related to the qualification of the indenture under the Trust
          Indenture Act of 1939.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will also contain provisions permitting us and the trustee to modify the provisions of the indenture or modify in any manner the rights of the holders of the debt securities of each such series if we first obtain the consent of the holders of not less than a majority in principal amount of debt securities of all series issued under the indenture then outstanding and affected (voting as a single class). However, we must get the consent of the holder of each debt security affected to

       .  extend the final maturity of any debt security;

       .  reduce the principal amount of any debt security;

       . reduce or alter the method of computation of any amount payable in respect of interest on any debt security;

       . extend the time for payment of interest on any debt security;

       . reduce or alter the method of computation of any amount payable on redemption of any debt security

       .  extend the time for any redemption payment;

       . change the currency or currencies or currency units, or composite currencies in which the principal of, premium or additional amounts, if any, or interest on any debt security is payable;

       . reduce the amount payable upon acceleration of any debt security;

       . alter specified provisions of the indenture relating to debt securities that are not denominated in U.S.
          dollars;

       . impair the right to institute suit for the enforcement of any conversion or any payment on any debt security when due or materially and adversely affect any conversion rights;

       . reduce the percentage in principal amount of debt securities of a series required to make other modifications to the indenture.

     The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by the amendment.

The Trustee

     We will include information regarding the trustee under an indenture in any prospectus supplement relating to the debt securities to be issued under the indenture. The indentures will provide that in case any event of default shall occur (and be continuing), the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers under the indentures at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indentures and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the right of a trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it in respect of any claims as security or otherwise.

                     DESCRIPTION OF WARRANTS

     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

     We may issue warrants, including warrants to purchase class A common stock, class B common stock, and debt securities, as well as other types of warrants. We may issue the warrants independently or together with other securities. The warrants may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any owner of the warrants.

Common Stock Warrants

     General. Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

       .  the title and aggregate number of warrants;

       . the price or prices at which the common stock warrants will be issued;

       . the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

       . the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase the common stock;

       . the date on which the right to exercise the warrant begins and the date on which the right expires;

       . if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

       . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

       . any provision dealing with the date on which the warrants and related securities will be separately transferable;

       .  any mandatory or optional redemption provision;

       .  the identity of the common stock warrant agent; and

       .  any other terms of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

     Exercise of Common Stock Warrants. To exercise the warrants, the holder must provide the common stock warrant agent with the following:

       .  payment of the exercise price;

       . any required information described on the warrant certificates;

       .  the number of warrants to be exercised;

       .  an executed and completed warrant certificate; and

       . any other items acquired by the common stock warrant agreement.

     The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock that each warrant can purchase will be adjusted upon the occurrence of events described in the common stock warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1 percent. From time to time, we may reduce the exercise price as may be provided in the common stock warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

     Modification of the Common Stock Warrant Agreement. The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

       .  to cure any ambiguity;

       . to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

       . to add new provisions regarding matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

Debt Warrants

     The applicable prospectus supplement will describe the following terms of warrants to purchase debt securities:

       .  the title and aggregate number of the debt warrants;

       . the price or prices at which the debt warrants will be issued;

       . the currency or currencies or currency units or composite currencies in which the price of the debt warrants may be payable;

       . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

       . the price at which, and currency or currencies or currency units or composite currencies in which, the debt securities purchasable upon exercise of the debt warrants may be purchased;

       . the date on which the right to exercise the debt warrants begins and the date on which the right expires;

       . if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

       . if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of the debt warrants issued with each other security;

       . if applicable, the date on and after which the debt warrants and the related other securities will be separately transferable;

       .  any mandatory or optional redemption provision;

       .  the identity of the debt securities warrant agent;

       . information with respect to book-entry procedures, if any;

       . if applicable, a discussion of United States federal income tax considerations; and

       . any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Other Warrants

     We may issue warrants to purchase other securities, including preferred stock. The applicable prospectus supplement will describe the following terms of any other warrants:

       .  the title and aggregate number of the warrants;

       . the price or prices at which the warrants will be issued;

       . the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

       . the designation and terms of the preferred stock or other securities purchasable upon exercise of the warrants;

       . the price at which, and the currency or currencies or currency units or composite currencies in which the securities purchasable upon exercise of such warrants may be purchased;

       . the date on which the right to exercise the warrants begins and the date on which the right expires;
       . if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

       . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

       . if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

       .  any mandatory or optional redemption provision;

       .  the identity of the warrant agent;

       . information with respect to book-entry procedures, if any;

       . if applicable, a discussion of United States federal income tax considerations; and

       . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                      PLAN OF DISTRIBUTION

     We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. Our prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

     We may distribute our securities from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Our prospectus supplement will describe the method of distribution.

     If underwriters are used in the sale, the underwriters may acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. If an underwriting syndicate is used, the managing underwriter or underwriters will be named in the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

     If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. The terms of the transaction will be set forth in a prospectus supplement.
     Commissions payable by us to any agent involved in the offer or sale of securities (or the method by which such commissions may be determined) will be set forth in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis.

     If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable by us for solicitation of the contracts.

     Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     As of the date of this prospectus, we have the following securities traded on the New York Stock Exchange: class A common stock, class B common stock, depositary shares each representing
0.05 shares of step-up convertible preferred stock, depositary shares each representing 0.05 shares of gold-denominated preferred stock, depositary shares each representing 0.05 shares of gold-denominated preferred stock, series II, depositary shares each representing shares of silver-denominated preferred stock and 9/ percent senior notes due 2001 of P.T. ALatieF Freeport Finance Company B.V., guaranteed by us. Except for these securities, each security sold using this prospectus will have no established trading market. Any underwriters to whom securities are sold may make a market in the securities, but will not be obligated to do so and may discontinue their market making activities at any time. There can be no assurance that a secondary market will be created for any of the securities that may be sold using this prospectus or that any market created will continue.

                          LEGAL MATTERS

     The validity of the securities will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.,
New Orleans, Louisiana.

                             EXPERTS

     Our audited financial statements and schedules incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report contained in the Form 10-K, and are incorporated in this prospectus by reference in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving the report.

     Our reserves as of December 31, 1997 and 1998 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been verified by Independent Mining Consultants, Inc. This reserve information has been incorporated by reference in this prospectus in reliance upon the authority of Independent Mining Consultants, Inc. as experts in mining, geology and reserve determination.


               WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Certain information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

       .  Annual Report on Form 10-K for the fiscal year ended
          December 31, 1998 (filed March 19, 1999);

       . Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999 (filed May 12, 1999); for the quarter ended June 30, 1999 (filed August 5, 1999); and for the quarter ended September 30, 1999 (filed November 9,
          1999); and

       . All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

                    Freeport-McMoRan Copper & Gold Inc.
                    1615 Poydras Street
                    New Orleans, Louisiana 70112
                    Attention: Stephen M. Jones
                    (504) 582-4000

     You should rely only on information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.


    Prospective investors may
 rely only on the information
 contained in this
 prospectus. Neither
 Freeport-McMoRan Copper &        Freeport-McMoRan Copper & Gold Inc.
 Gold Inc. nor any
 underwriter has authorized
 anyone to provide
 prospective investors with
 different or additional
 information.  This
 prospectus is not an offer
 to sell nor is it seeking an
 offer to buy these
 securities in any
 jurisdiction where the offer
 or sale is not permitted.
 The information contained in
 this prospectus is correct
 only as of the date of this
 prospectus, regardless of
 the time of the delivery of
 this prospectus or any sale
 of these securities.



                                  Class A Common Stock

                                  Class B Common Stock

                                  Preferred Stock


                                  Depositary Shares

                                  Debt Securities

                                  Warrants





     TABLE OF CONTENTS

                             Page


The Company ...............   2
                                           PROSPECTUS

Risk Factors  .............   3


Use of Proceeds ...........   6


Ratio of Earnings to Fixed
Charges  ..................   6

Description of Common
Stock  ....................   6

Description of Preferred
Stock  ....................   9

Description of Depositary
Shares ....................  14


Description of Debt
Securities  ...............  16


Description of Warrants  ..  28



Plan of Distribution  .....  31



Legal Matters  ............  32



Experts  ..................  32



Where You Can Find More
Information  ..............  32







                                        March 3, 2000




                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The estimated fees and expenses payable by us in connection with the issuance and distribution of the securities being registered are as follows:

          SEC registration fee......................$132,000
          Printing costs............................ 100,000
          Legal fees and expenses................... 100,000
          Accounting fees and expenses..............  30,000
          Rating agency fees........................  50,000
          Blue sky fees and expenses................  10,000
          Trustee's and registrar's fees............  20,000
          Miscellaneous.............................  26,000
                                                    --------
          Total.....................................$468,000
                                                    ========


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that Section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent.
Article VIII of our Certificate of Incorporation and Article XXV of our by-laws provides that each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent shall be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of Delaware.
The indemnification covers all expenses, liability and loss reasonably incurred by the person and includes attorneys' fees, judgments, fines and amounts paid in settlement. The rights conferred by Article VIII of our Certificate of Incorporation and
Article XXV of our by-laws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

     Article VIII of our Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.

     We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

     1.1  Form of Underwriting  Agreement.**

     1.2  Form of Sales Agency Agreement.**

     1.3  Form of Distribution Agreement.**

     4.1 Composite copy of the Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1999.

     4.2  By-Laws of the Company, as amended, dated as of March
          12, 1999. Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1998.

     4.3  Form of Indenture for Senior Debt Securities.

     4.4  Form of Senior Debt Security.**

     4.5  Form of Indenture for Subordinated Securities.

     4.6  Form of Subordinated Debt Security.**

     4.7  Form of Certificate of Designations of Preferred Stock.

     4.8 Form of Stock Certificate of the Class A Common Stock. Incorporated by reference to Exhibit 4.10 to the Registration Statement on Form S-3 (File Number 333-02699) of the Company filed with the SEC on April 19, 1996.

     4.9 Form of Stock Certificate of the Class B Common Stock. Incorporated by reference to Exhibit 4.11 to the Registration Statement on Form S-3 (File Number 333-02699) of the Company filed with the SEC on April 19, 1996.

     4.10 Form of Deposit Agreement.

     4.11 Form of Depositary Receipt.

     5 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., as to the legality of the securities.

     12   Statement re computation of ratios.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Jones, Walker, Waechter, Poitevent, Carrere
          & Denegre, L.L.P. included as part of Exhibit 5.

     23.3 Consent of Independent Mining Consultants, Inc.

     24   Powers of Attorney.

     25.1 Statement of Eligibility of Trustee on Form T-1 with respect to Senior Debt Securities.**

     25.2 Statement of Eligibility of Trustee on Form T-1 with respect to Subordinated Debt Securities.**

____________

**To be filed by amendment or subsequently incorporated into this registration statement.


Item 17.  Undertakings.

     (1)  The undersigned Registrant hereby undertakes:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
       10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

       Provided, however, that paragraphs (a)(1)(i) and
     (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Trust Indenture Act.



                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it had reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Orleans, Louisiana, on March 3, 2000.

                                 Freeport-McMoRan Copper & Gold Inc.


                                 By:/s/Richard C. Adkerson
                                 _______________________________
                                      Richard C. Adkerson
                                         President and
                                     Chief Operating Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on March 3, 2000.




              Signature                        Title
              ---------                        -----
                                        Chairman of the Board,
                  *                     Chief Executive Officer and Director
           ----------------             (Principal Executive Officer)
           James R. Moffett


                                        Senior Vice President,
                  *                     Chief Financial Officer and
           ----------------             Secretary (Principal Financial
           Stephen M. Jones             Officer)


                                        Vice President and Controller -
                  *                     Financial Reporting
         -----------------------        (Principal Accounting Officer)
         C. Donald Whitmire, Jr.


                  *                     Director
         -------------------
         Robert W. Bruce III


                 *                      Director
          -----------------
          R. Leigh Clifford


                 *                      Director
          -------------
          Robert A. Day


                 *                      Director
          ---------------
          Gerald J. Ford


                 *                     Director
         --------------------
         H. Devon Graham, Jr.


                 *                     Director
         -------------------
         Oscar L. Groeneveld


                 *                     Director
         -------------------
         J. Bennett Johnston


                 *                     Director
          ------------------
          Henry A. Kissinger


                 *                     Director
           ----------------
           Bobby Lee Lackey


                 *                    Director
          -----------------
          Rene L. Latiolais


                 *                    Director
        ---------------------
        Gabrielle K. McDonald


                 *                    Director
           ----------------
           George A. Mealey


                 *                    Director
          -----------------
          B. M. Rankin, Jr.


                 *                    Director
          ------------------
          J. Taylor Wharton




    *By: /s/Richard C. Adkerson
         ______________________

         Richard C. Adkerson
           Attorney-in-Fact